Table of Contents

Performance Award Certificate	3
Appendix A	4
Appendix B-1 [omitted]	10
Appendix B-2 [omitted]	17
Appendix B-3 [omitted]	23
Appendix C [omitted]	27
LPP Plan Document	56
LPP Goals and Payout Scales For 2024-2026 LPP [omitted]	63

LPP 2024-2026

LEADERSHIP PERFORMANCE PROGRAM
PERFORMANCE AWARD CERTIFICATE
In Connection with the Performance Cycle
January 1, 2024 through December 31, 2026

Aon plc (the “Company”) has determined that the following key member of the Company’s senior leadership team (the “Participant”) is eligible for participation in the Leadership Performance Program (the “Program”), effective for the Performance Cycle starting January 1, 2024 and ending December 31, 2026 ( “LPP 19”):

Participant’s Name: NAME

The Participant has been granted an Award of # SHARES Performance Share Units under LPP 19, which Performance Share Units will be subject to the terms and conditions set forth in the Program and this Performance Award Certificate, including Appendices A, B and C, which are attached hereto and made a part hereof (the “Agreement”). Capitalized terms not defined in this Agreement will have the meanings assigned under the Program and the Stock Plan.

Signed:
Lisa Stevens
Chief People Officer

Participant’s Acknowledgment:
The Participant (1) agrees and acknowledges that the Award of Performance Share Units is subject to the terms and conditions of this Agreement, the Program, and the Stock Plan; (2) agrees to be bound by the terms and conditions of this Agreement, the Program, and the Stock Plan, including the restrictive covenants contained in the Agreement and any Appendices; and (3) acknowledges that the Performance Share Units may be subject to increase, reduction or forfeiture as specified in the Program and the Stock Plan. Furthermore, the Participant understands and agrees that the Participant has no obligation to accept this Award (as a condition of employment or otherwise), and that the decision to do so by signing this Agreement, and thereby to accept all of the terms and conditions of this Agreement, is the Participant’s knowing and voluntary choice after having had a full and fair opportunity to consult with legal counsel (at the Participant’s cost).

The Participant agrees and acknowledges that, if the Participant is employed in or otherwise subject to the laws of Switzerland, Austria, Germany or Spain (or any other jurisdiction where the Participant has been informed that a handwritten acceptance is required), the Participant must sign this Agreement and return it to the Company within ninety (90) days. If the Participant does not sign and return this Agreement, the Participant will forfeit any rights to the Performance Share Units and will not receive any other benefit in lieu of the Performance Share Units, even if the Participant has electronically accepted the Performance Share Units.

Signed: Signed Electronically Date: mm/dd/yyyy
Participant’s Signature

LPP 2024-2026

LPP 2024-2026

APPENDIX A
LEADERSHIP PERFORMANCE PROGRAM
PERFORMANCE AWARD CERTIFICATE
In Connection with Performance Cycle
January 1, 2024 through December 31, 2026
The following terms and conditions apply to all Participants unless otherwise noted herein or in Appendices B or C.
1.Governing Law. The validity, interpretation, instruction, performance, enforcement and remedies of or relating to Appendix B to this Agreement, and the rights and obligations of the parties thereunder, will be governed by and construed in accordance with the substantive internal laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction; provided, however, if Participant is a resident of California, Washington, Minnesota or Colorado, then for so long as Participant is a resident of California, Washington, Minnesota or Colorado, the law of Participant’s state of residence shall apply to the foregoing. The validity, interpretation, instruction, performance, enforcement and remedies of or relating to all other Sections of this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive internal laws of the State of Delaware, without regard to the conflict of law principles, rules or statutes of any jurisdiction. The foregoing provisions of this Section 1 will apply irrespective of whether the Participant is a party to or bound by another restrictive covenant of any kind that may be governed by the laws of another jurisdiction (if any). Under no circumstances will the nonsolicit provisions in Sections 1.b), 1.c), and 1.d) or the notice provision in Section 1.g) of Appendix B-1 apply in California. Participant acknowledges that portions of this Agreement (including Appendix B) may be modified or overridden by the laws of the state in which Participant is based for work, and that these modifications or overrides are set forth in Appendix B-2 hereto, which constitutes part of the Agreement and which Participant has read and understands.
2.Venue and Jurisdiction. Venue for any legal proceedings instituted related to this Agreement will be exclusively in the state and/or federal courts located in Cook County, Illinois, and the Participant hereby knowingly, voluntarily and irrevocably agrees, consents and submits to the exclusive jurisdiction and venue of such courts within the State of Illinois. The Participant further hereby knowingly, voluntarily and irrevocably waives, and agrees not to assert, any objection, challenge or defense to such exclusive venue or jurisdiction (including without limitation any defense of forum non conveniens), and further agrees not to file any claim or action related to this Agreement in any other jurisdiction or venue. The foregoing provisions of this Section 2 will apply irrespective of whether the Participant is a party to or bound by another restrictive covenant of any kind that may provide for or permit venue or jurisdiction with respect to such other restrictive covenant in any other court or forum (if any).
3.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Program, or the acquisition or sale of Ordinary Shares. The Participant should consult with the

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Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Program and execution of this Agreement, before executing this Agreement or otherwise taking any action at any time related to the Program.
4.Waiver; Section Headings. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing. The section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.
5.Severability. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable by a court of competent jurisdiction for any reason, such term, word, phrase, clause or sentence will be modified in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. If, however, a court of competent jurisdiction finds that any such term, word, phrase, clause or sentence cannot be so modified and thus made enforceable, or otherwise declines for any reason to do so, such term, word, phrase, clause or sentence will be deemed severed from this Agreement and of no force and effect, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.
6.Intellectual Property. The Participant hereby assigns to the Company the Participant’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas and writings and copyrightable material, which are conceived, developed, reduced to practice, or acquired by the Participant (collectively, “IP”) during the Participant’s employment and which relate to the business of the Company or any of its Affiliates, parent companies or Subsidiaries. The Participant further acknowledges that all original works of authorship which are made by the Participant (solely or jointly with others) within the scope of and during the period of his/her employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Participant agrees to disclose promptly, fully and in writing all such IP to the Company. The Participant will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its Affiliates, parent companies, or Subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries. To the extent the Participant is bound by an employee handbook or contract provision that protects the Company’s intellectual property at least to the extent provided in this Section 6, the provision set forth in such employment handbook or contractual arrangement between the Participant and the Company will prevail and govern.
7.Incentive Repayment Policies.
a.Incentive Repayment Policy for Section 16 Officers. If the Participant is an officer for purposes of Section 16 of the Exchange Act, the Participant is subject to Aon’s Incentive Repayment Policy for Section 16 Officers (the “Officers Repayment Policy”). The

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Officers Repayment Policy provides that the Company will seek recoupment with respect to sale or all of the Award if (1) Aon plc is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, (2) the amount of the Award is calculated based upon the achievement of financial results that were subsequently the subject of such a restatement, and (3) the amount received under the Award would have been lower if the financial results were properly reported. The Participant can obtain a copy of the Officers Repayment Policy from the Global Compensation team. If there is any conflict between this Agreement and the Officers Repayment Policy, such policy will control. If the Participant is subject to the Officers Repayment Policy, by accepting this Agreement, the Participant hereby agrees and acknowledges that the Participant will be bound by such Policy.
b.Incentive Repayment Policy for Senior Executives (non-Section 16 Officers). If the Participant is member of the Aon Executive Committee (or any successor thereto) and not an officer of the Company for purposes of Section 16 of the Exchange Act, the Participant is subject to Aon’s Incentive Repayment Policy (For Senior Executives) (the “Senior Executives Repayment Policy”).  The Senior Executives Repayment Policy provides that Aon plc may seek recoupment with respect to some or all of the Award if (1) Aon plc is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, (2) the amount of the Award is calculated based upon the achievement of financial results that were subsequently the subject of such a restatement, and (3) the amount received under the Award would have been lower if the financial results were properly reported. The Participant can obtain a copy of the Senior Executives Repayment Policy from the Global Compensation team.  If there is any conflict between this Agreement and the Senior Executives Repayment Policy, such policy will control. If the Participant is subject to the Senior Executives Repayment Policy, by accepting this Agreement, the Participant hereby agrees and acknowledges that the Participant will be bound by such policy.
c.Malus and Clawback. If the Participant is a Material Risk Taker of Aon Securities Limited or Aon Investments Limited, then the Award is subject to Aon’s Material Risk Takers Variable Pay Adjustment Policy (the “MRT Policy”). The MRT Policy provides that Aon will have the discretion to cancel, or require reimbursement of, all or part of the Award in certain circumstances. The Participant can obtain a copy of the MRT Policy from their HR business partner. If the Participant is subject to the MRT Policy, by accepting this Agreement, the Participant hereby agrees and acknowledges that the Participant will be bound by the MRT Policy including without limitation Aon’s discretion to cancel or require reimbursement of all or part of the Award in the circumstances set out within such policy.
8.Compliance with Law. Notwithstanding any other provision of the Program or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Ordinary Shares, the Company will not be required to deliver any Ordinary Shares issuable upon vesting/settlement of the Performance Share Units prior to the completion of any registration or qualification of the Ordinary Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company will, in its

LPP 2024-2026

absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Ordinary Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Ordinary Shares. Further, the Participant agrees that the Company will have unilateral authority to amend the Program and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Ordinary Shares.
9.Appendices. Notwithstanding any provision of this Agreement to the contrary, if the Participant resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the Performance Share Units will be subject to Appendix C to this Agreement. In addition, the terms of Appendix B-1 will apply if the Participant resides in the United States, the terms of Appendix B-2 will apply to the Participant’s specific state if a resident of the United States, and the terms of Appendix B-3 will apply if the Participant permanently resides in (or is otherwise remunerated through the local payroll of) a country outside the United States. Moreover, if the Participant relocates to one of the countries included in Appendix C, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
10.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Program, on the Performance Share Units and on any Ordinary Shares acquired under the Program, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign or accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
11.Data Privacy.
The Participant is hereby notified of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, any other Performance Share Units grant materials and the Company’s or, where applicable, the Subsidiary’s or Affiliate’s employing the Participant (the “Employer”) applicable employee Privacy Notice. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other Subsidiary or Affiliate and any third parties assisting (presently or in the future) with the implementation, administration and management of the Program, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Program. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Participant’s tax obligations. The Participant understands that the collection, use and transfer of the Participant’s personal data is mandatory for compliance with applicable law and necessary for the performance of the

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Program and that the Participant’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Program.
12.Tax Withholding Obligations. The Participant acknowledges that, regardless of any action taken by the Company and/or the Employer, the ultimate liability for all income tax, social insurance contributions, payroll tax, payments on account or other tax-related items related to the Participant’s participation in the Program and legally applicable or deemed applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Performance Share Units or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the Performance Share Units, the issuance of Ordinary Shares upon settlement of the Performance Share Units, the subsequent sale of Ordinary Shares acquired pursuant to such vesting/settlement and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Performance Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
a)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company or the Employer, to satisfy all Tax-Related Items. In this regard, the Participant authorises the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from any wages or other cash compensation payable to the Participant; or (ii) withholding in Ordinary Shares to be issued upon vesting/settlement of the Performance Share Units; or (iii) withholding from the proceeds of the sale of Ordinary Shares acquired upon vesting/settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorisation without further consent); provided, however, that if the Participant is a Section 16 officer under the Exchange Act, as amended, the Committee will establish the method of withholding from alternatives (i) - (iii) herein.
b)The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates in the Participant’s jurisdiction(s), including maximum applicable rates. If Tax-Related Items are withheld in excess of the Participant’s actual tax liability, any over-withheld amount may be refunded to the Participant in cash by the Company or the Employer (with no entitlement to the equivalent in Ordinary Shares) or, if not refunded, the

LPP 2024-2026

Participant may seek a refund from the local tax, social security or other applicable authorities. If the obligation for Tax-Related Items is satisfied by withholding in Ordinary Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Ordinary Shares subject to the vested Performance Share Units, notwithstanding that a number of Ordinary Shares are held back solely for the purpose of paying the Tax-Related Items.
c)Finally, the Participant will pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Participant’s participation in the Program that cannot be satisfied by the means previously described. The Company may refuse to deliver the Ordinary Shares or the proceeds of the sale of Ordinary Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
d)Notwithstanding anything in this Section 12 to the contrary, to avoid a prohibited distribution under Code Section 409A in the case of a Participant who is subject to U.S. federal income tax (a “U.S. Taxpayer”), if Ordinary Shares underlying the Performance Share Units will be withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Share Units for any portion of the Performance Share Units that is considered “nonqualified deferred compensation” subject to Code Section 409A, then the number of Ordinary Shares withheld (or sold on the Participant’s behalf) will not exceed the number of Ordinary Shares that equals the liability for the Tax-Related Items.
13.Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is proficient in English, so as to enable the Participant to understand the provisions of this Agreement and the Program. If the Participant has received this Agreement or any other document related to the Program translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
14.Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Ordinary Shares are listed and in applicable jurisdictions, including the United States, the Participant’s country or the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Performance Share Units) or rights linked to the value of Ordinary Shares (e.g., dividend equivalents) under the Program during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition

LPP 2024-2026

to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak with the Participant’s own personal tax, legal and financial advisors regarding same.
15.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Participant is subject, the Participant may have certain foreign asset/account and/or tax reporting requirements that may affect the Participant’s ability to acquire or hold Ordinary Shares under the Program or cash received from participating in the Program (including from any dividends or dividend equivalents or sale proceeds arising from the sale of Ordinary Shares) in a brokerage or bank account outside the Participant’s country of residence. The Participant’s country may require that the Participant report such accounts, assets or transactions to the applicable authorities in the Participant’s country. The Participant also may be required to repatriate cash received from participating in the Program to the Participant’s country within a certain period of time after receipt. The Participant is responsible for knowledge of and compliance with any such regulations and should speak with the Participant’s own personal tax, legal and financial advisors regarding same.

LPP 2024-2026

AON PLC
LEADERSHIP PERFORMANCE PROGRAM
As Amended and Restated Effective January 1, 2024
1.Overview
The Leadership Performance Program (the “Program”) of Aon plc (the “Company”) has been adopted by the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee) as a sub-plan of the Aon plc 2011 Incentive Plan, as it may be amended from time to time (the “Stock Plan”). Capitalized terms not defined herein will have the meaning assigned under the Stock Plan. The Program and all Awards issued hereunder are subject to the terms and conditions of the Stock Plan; in the event of any inconsistency between the Program and the Stock Plan, the Stock Plan will control to the extent consistent with applicable law.
2.Performance Cycle
The “Performance Cycle” means a three-year period commencing on the first day of the first calendar year of the three-year period, over which performance (as determined by the Committee) will be measured for purposes of the Program. A Performance Cycle may overlap with any other Performance Cycle under the Program.
3.Eligibility
As recommended by the Company’s Chief Executive Officer (the “CEO”) and approved by the Committee, key members of the Company’s senior leadership team are eligible to participate in the Program. The CEO is also eligible to participate in the Program as approved by the Committee.
4.Participation
The Committee will approve in writing by June 30 of the first year of the Performance Cycle (unless the Committee determines otherwise) the specific individuals eligible to participate in the Program (the “Participants”), each Participant’s Award (denominated as described below), the Target Earnings Per Share (as defined below), the Threshold Earnings Per Share (as defined below), the Payout Scale (as defined below), and any other performance measures that will apply during the Performance Cycle. Participants approved by the Committee will be eligible to participate in the full Performance Cycle, retroactive to the first day of the Performance Cycle. A change in a Participant’s position or role during the Performance Cycle will not affect the terms of any outstanding Award held by the Participant, subject to the Participant’s continued employment with the Company.
5.Performance Share Units
Each Participant’s Award will be denominated in either US dollars or as a target number of performance share units (“Performance Share Units”), each representing a Class A Ordinary Share of the Company (an “Ordinary Share”). Unless determined otherwise by the Committee, if the Award is denominated in US dollars, the target number of Performance Share Units under such Award will be derived by dividing the

LPP 2024-2026

Award by the Fair Market Value of an Ordinary Share on the date the Award is approved in writing by the Committee (the “Grant Date”).
6.Rules Applicable to Performance Share Units
(a)To the extent earned, the Performance Share Units will vest as of the date the Committee determines and certifies in writing whether and to what extent the applicable performance criteria have been achieved and the resulting payout (the “Settlement Date”), which will occur as soon as administratively practicable following the end of the Performance Cycle.
(b)The number of Ordinary Shares into which the Performance Share Units settle upon vesting of such Performance Share Units (i) will be determined based on the Company’s actual cumulative Adjusted Earnings Per Share during the Performance Cycle, as compared to the Target Earnings Per Share, and subject to any such other performance conditions as may be determined by the Committee, and (ii) will range from 0% to 200% of the target number of Performance Share Units awarded, as set forth in the Payout Scale.
(c)The Performance Share Units will settle into Ordinary Shares during the calendar year immediately following the end of the Performance Cycle.
(d)The Company will have the right to satisfy all federal, state and local withholding tax requirements with respect to a settled Award by withholding Ordinary Shares equivalent in value to the amount of the required withholding (based on the Fair Market Value of an Ordinary Share on the Settlement Date).
(e)The Performance Share Units are not transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
(f)Until the Settlement Date, the Participant will not be treated as a shareholder as to those Ordinary Shares relating to the Performance Share Units. No cash or other payments will be provided for dividend equivalents or other distributions.
(g)Each Award will be evidenced by a Performance Award Certificate (the “Certificate”) issued to the Participant. The Certificate, inclusive of its appendices, will set forth the target number of Performance Share Units granted to the Participant, among other terms and conditions. The Participant must sign and return to the Company the Certificate to indicate that the Participant agrees to be bound by the provisions of the Program, including, but not limited to, any restrictive covenants set forth in the Certificate. Failure to return a signed Certificate to the Company will result in forfeiture of the Performance Share Units.
(h)Notwithstanding anything herein to the contrary, if a Participant’s employment with the Company terminates before the last day of the Performance Cycle, the following rules will apply to the vesting and settlement of the Performance Share Units, unless determined otherwise by the Committee:

LPP 2024-2026

Termination Event	Impact on Performance Share Units
Retirement (solely for Participants whose principal place of work is outside the EU or UK) Termination by Company without Cause Termination by Participant for Good Reason
If such Termination Event occurs one year or more after the Grant Date:
The Participant will vest in a fraction (determined based on the number of full calendar quarters completed in the Performance Cycle as of the Participant’s termination date, as compared to the total number of calendar quarters in the Performance Cycle) of the Performance Share Units that would have vested and settled following the end of the Performance Cycle based on actual cumulative Adjusted EPS achieved during the Performance Cycle determined in accordance with the Payout Scale, as follows:
Notwithstanding the foregoing, if the Participant is subject to an employment contract with the Company that has been approved by the Committee or the Board and specifies a fixed term of employment (an “Employment Term”), then such Participant may apply to the Committee for, and the Committee (or the independent members of the Board, in the case of the Chief Executive Officer) may permit, in its or their sole discretion, continued vesting of the Performance Share Units in accordance with their terms following such Termination Event (without regard to the continued employment vesting condition) if the Participant (i) was at least age 60 with a minimum of 20 years of continuous employment with the Company on the Grant Date of such Performance Share Units, (ii) completes the Employment Term in accordance with the provisions of the employment contract, having provided substantive services for the duration of the employment contract, (iii) has provided the Committee with a minimum of 60 days of advance notice of termination, and (iv) remains in compliance with all other obligations to the Company through the Termination Event and thereafter.
To the extent earned, Performance Share Units will be settled in Ordinary Shares in accordance with Section 6(c) above.
If such Termination Event occurs less than one year after the Grant Date:
Performance Share Units will be forfeited in their entirety.

Death or Total and Permanent Disability
If the Participant’s death or Total and Permanent Disability occurs in the first or second calendar years of the Performance Cycle, the Participant (or the Participant’s estate) will vest in the target number of Performance Share Units, which will be settled in Ordinary Shares as soon as administratively feasible following such death or Total and Permanent Disability.
If the Participant’s death or Total Permanent Disability occurs in the third calendar year of the Performance Cycle, the Participant (or the Participant’s estate) will vest in the target number of Performance Share Units or, if greater, the number of Performance Share Units earned based on actual cumulative Adjusted EPS during the Performance Cycle, determined in accordance with the Payout Scale.
Performance Share Units will be settled in Ordinary Shares in accordance with Section 6(c) above.

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Voluntary Resignation (other than for Good Reason)	Performance Share Units will be forfeited in their entirety.
Termination by Company for Cause	Performance Share Units will be forfeited in their entirety.
Certain Terminations Following a Change in Control
Following a Change in Control, the Performance Share Units will be subject to the following rules:
(i)If the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason after the Change in Control but prior to the end of the Performance Cycle, the Participant’s Performance Share Units will immediately vest at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the Target Earnings Per Share as of the last full calendar quarter preceding or on the Participant’s termination date. Performance Share Units will be settled in Ordinary Shares upon, or as soon as administratively feasible following, the Participant’s termination of employment.
(ii)If the Participant’s employment is terminated by the Company for Cause, by the Participant other than for Good Reason, or by reason of the Participant’s death or Total and Permanent Disability, the terms of the Program will continue to apply to the Performance Share Units as if the Change in Control had not occurred.
(iii)If the Company is not the ultimate parent entity following the Change in Control, then all Performance Share Units will be converted into rights to acquire shares of the ultimate parent entity in accordance with Section 5.2 of the Stock Plan, and performance measures will be based on performance of the ultimate parent company (subject to adjustment in accordance with Section 5.2 of the Stock Plan), and not the Company.

(i)Notwithstanding the foregoing, in the event an individual employment agreement or other binding individual written arrangement between a Participant and the Company provides for more favorable vesting of Performance Share Units upon termination of employment or includes restrictive covenants specifically intended to apply to Awards under the Program, the provisions of such employment agreement or binding written arrangement will control if such provisions are approved by the Committee on or before the Grant Date.
(j)Notwithstanding the foregoing, if the successor to the Company in connection with a Change in Control does not assume and continue this Program substantially in its current form, the Performance Share Units will become immediately vested at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the Target Earnings Per Share as of the last full calendar quarter as of or

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preceding the effective date of the Change in Control. Such Units will be settled in Ordinary Shares upon, or as soon as practicable following, the Change in Control.
(k)In the event that the Company’s Chief Executive Officer determines (or, in the case of the Chief Executive Officer as Participant, the Board determines), in the Chief Executive Officer’s or the Board’s sole discretion, as applicable, that forfeiture is appropriate based on the finding that (i) the Participant has materially violated Company policies and procedures, including, but not limited to, performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment or any other material violation of the Aon Code of Business Conduct, or (ii) the Participant is in breach of any non-competition, non-solicitation, and/or confidentiality provisions or other restrictive covenants that apply to the Participant, all unvested Performance Share Units will be forfeited.
7.Performance Measures for Performance Share Units
The performance measure for the Performance Share Units will be expressed as a target cumulative Adjusted Earnings Per Share for the Performance Cycle, as approved by the Committee by resolution (the “Target Earnings Per Share”).
The Committee may establish performance measures for the Performance Share Units in addition to target cumulative Adjusted Earnings Per Share for the Performance Cycle, including, but not limited to, share price hurdles.
Following the end of the Performance Cycle, the Committee will determine in its sole discretion the payout, which determination will be final and binding. Performance Share Units will be subject to complete forfeiture if the Company’s performance for the Performance Cycle does not meet or exceed the minimum cumulative Adjusted Earnings Per Share (the “Threshold Earnings Per Share”) or other performance hurdles approved by the Committee by resolution, and the payout for performance at or above the Threshold Earnings Per Share will be calculated using the “Applicable Percentage” as set forth on the payout scale approved by the Committee by resolution (the “Payout Scale”).
8.Adjustments to Performance Measures or Results
The Committee will make appropriate adjustments to actual Adjusted Earnings Per Share to take into account material and/or significant items or events as publicly reported in the Company’s annual Form 10-K or quarterly Form 10-Q, including, but not limited to, the following and to the extent consistent with the Stock Plan, as amended: gain/loss on disposition of assets or business; extraordinary legal/regulatory judgments, settlements, fines, penalties, and other related expenses; extraordinary market conditions; effects of natural or man-made disasters (e.g., World Trade Center); hyperinflation (e.g., greater than 15%); foreign exchange impact; changes in applicable laws, regulations or accounting principles; and items that are unusual in nature and/or infrequently occurring. The Committee may not otherwise amend the Payout Scale in a manner that would be adverse to a Participant without the Participant’s consent.

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9.Nominal Value
As required under the Aon Ireland Constitution and the Irish Companies Act, at the time of settlement of Ordinary Shares under this Program, the settlement of Ordinary Shares will be subject to the Participant’s payment of a nominal value (as determined in the sole discretion of the Company and in accordance with such law, as amended from time to time), and such obligation may be satisfied by the Participant in any manner to be established by the Company in its sole discretion.
10.Restrictive Covenants
Awards under the Program will be subject to and contingent upon the Participant’s acceptance of and compliance with any restrictive covenants set forth in the applicable Performance Award Certificate.
11.Administration
It is expressly understood by the Participant that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Program, all of which will be binding upon the Participant. The Committee may delegate its authority to one or more of its members, or to one or more members of the Company’s senior management team, to offer participation in this Program to eligible individuals. The Company will, as necessary, adopt conforming amendments to this Program as are necessary to comply with applicable law.
12.General Provisions
All obligations of the Company under this Program with respect to payout of Awards, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.
This Program, together with the Stock Plan and any applicable Performance Award Certificate, constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.
13.Reservation and Retention of Company Rights
The selection of any individual for participation in this Program will not give that Participant any right to be retained in the employ of the Company. No Participant will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Program or a previous program.
14.Code Section 409A
The Company intends that this Program and the Awards granted hereunder to U.S. participants be interpreted and construed to be exempt from, or otherwise comply with, Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Program to the contrary, the Program will be interpreted and construed consistent with this intent, provided that the Company will not be required to assume any increased economic burden in connection therewith. With respect to any payment subject to Code Section 409A that is triggered by a “specified employee’s” “separation from service” under Code

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Section 409A (as such terms are defined under Code Section 409A), such payment will be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this section will be paid to the Participant. For purposes of the Program, the terms “retirement,” “termination of employment,” “terminated,” “termination,” and variations thereof, as used in this Program, will mean a “separation from service” under Code Section 409A. The time or schedule of any payout of Ordinary Shares pursuant to Performance Share Units may not be accelerated for U.S. participants except as otherwise permitted under Code Section 409A. Although the Committee intends to administer the Program so that it will comply with the applicable requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Program will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers will be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Program, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.
15.Definitions
(a)“Adjusted Earnings Per Share” or “Adjusted EPS” means the Company’s adjusted earnings per share from continuing operations as publicly reported each quarter, and on an annual basis, in the Company’s earnings release and Form 10-K.
(b)“Cause” means such term as defined in any written binding individual employment agreement entered into between the Participant and the Company and approved by the Committee prior to the Grant Date, or, in the absence of any such agreement or defined term, means the Participant’s: (1) performance of a deliberate act of dishonesty, fraud, theft, embezzlement or misappropriation involving the Participant’s employment with the Company, its Subsidiaries, or Affiliates, or breach of the duty of loyalty to the Company, its Subsidiaries, or Affiliates; (2) performance of an alleged act of race, sex, national origin, religion, disability, or age-based discrimination or sexual harassment, if after a reasonable investigation, outside or in-house counsel to the Company, its Subsidiaries, or Affiliates reasonably concludes that the allegations are substantiated; (3) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct; (4) material noncompliance with any terms of this Agreement or an employment agreement with the Company, its Subsidiaries, or Affiliates; or (5) performance of a criminal act resulting in a criminal felony charge (or equivalent offense in a non-US jurisdiction) brought against the Participant or a criminal conviction of the Participant (other than a conviction of a minor traffic violation). The existence of “Cause” will be determined by the Committee in its sole discretion.
(c)“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all regulatory or other interpretive guidance issued thereunder.
(d)“Fair Market Value” means the per share value of the Ordinary Shares as determined by using the closing price of such shares as reported by the New York Stock Exchange on such date (or, if the

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New York Stock Exchange was not open for trading or the shares were not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and Ordinary Shares were traded).
(e)“Good Reason” means such term as defined in any written binding individual employment agreement entered into between the Participant and the Company and approved by the Committee prior to the Grant Date. If there is no such agreement, or such agreement does not define “Good Reason,” the Participant’s voluntary termination of employment will be treated as a voluntary resignation.
(f)“Retirement” means, solely with respect to a Participant whose principal place of work is outside the European Union or United Kingdom, a voluntary termination of employment upon or after the Participant’s attainment of age 55. For purposes of this definition, the principal place of work for a Participant on secondment will be considered to be the Participant’s home country. With respect to a Participant whose principal place of work is within the European Union or United Kingdom, the Participant’s voluntary termination of employment at any age will be treated as a voluntary resignation.
(g)“Total and Permanent Disability” means (1) for US employees, entitlement to long-term disability benefits under the Company’s long-term disability program, as amended from time to time, and (2) for non-US employees, such term as established by applicable Company policy or as required by applicable local law or regulations.

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